N E W S R E L E A S E
Exhibit 99.2
Alpha Natural Resources, Inc.
FOR IMMEDIATE RELEASE
Contact: Ted Pile (276) 623-2920
Alpha Natural Resources Reports Final
Second-Quarter 2006 Financial, Operating Results
HIGHLIGHTS
•	Net income affected by increased depreciation from acquisitions, positive adjustment from completion of OTC transaction review

•	Quarterly EBITDA 34% higher than last year; per-ton margin improves by 16%

•	Unit cost of coal sales declines for second consecutive quarter

•	Newly acquired operations add to sales growth, reducing coal purchases
ABINGDON, Va., August 18, 2006—Alpha Natural Resources, Inc. (NYSE: ANR), a leading Appalachian coal producer, today reported higher coal production and sales volumes, revenues, margins and EBITDA in the second quarter of 2006 compared with 2005.
“Production and sales volumes were strong in the second quarter and, as expected, price realizations fell back a bit from the beginning of this year when we benefited from a carryover of higher priced export business and a larger proportion of metallurgical sales,” said Michael J. Quillen, Alpha’s president and CEO. “All in all, our business model of mining high-quality Appalachian coals through flexible, diversified operations continues to produce high margins and industry-leading revenues per ton.”
Earlier this week, Alpha announced that it had substantially completed a review of the manner in which certain third-party coal purchases and sales contracts—mainly on the over-the counter (OTC) market—are accounted for within the purview of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” As a result of this review, in the second quarter of 2006 the company is recording a cumulative adjustment related to those OTC transactions for all periods through March 31, 2006 of $2.7 million, or $0.04 per diluted share. For the period April 1—June 30, 2006, the mark-to-market adjustment for OTC transactions had an additional positive impact on second-quarter net income of $0.5 million ($0.01 per diluted share).
The resulting mark-to-market adjustments to other financial line items increased second-quarter 2006 coal sales revenues by $5.9 million, increased second-quarter cost of coal sales by $1.6
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million and increased second-quarter income tax expense by $1.2 million. These amounts include both the impact of the April 1, 2006 correcting entry and the April-to-June activity.
The table below breaks out the effect these corrections had on the company’s 2006 second-quarter results:
Financial & Operating Highlights
(in millions, except per-share amounts)

	Q2/06	Q2/05
Coal Revenues	$436.5	$364.1

OTC Mark-to-Market Revenues Included in Coal Revenues	$5.9	—

Net Income *	$23.1	$26.4

OTC Mark-to-Market Margin Included in Net Income	$3.2	—

Earnings Per Diluted Share*	$0.36	$0.43

OTC Mark-to-Market Earnings Included in Earnings Per Diluted Share	$0.05	—

EBITDA *	$76.6	$56.7

OTC Mark-to-Market EBITDA Included in EBITDA	$4.3	—

*	Includes charges for IPO-related stock-based compensation, as detailed below.
See the notes accompanying the financial schedules for reconciliation of EBITDA to GAAP net income.
All data in the table above and in this news release reflect continuing operations only.
Second-Quarter Performance Review
For the quarter ended June 30, 2006, total revenues were $495.7 million, up 19 percent from the corresponding period in 2005. Quarterly coal sales revenues of $436.5 million were 20 percent higher than a year ago.
Net income for the most recent quarter of $23.1 million, or $0.36 per diluted share, included a non-cash charge of $3.2 million after tax ($0.05 per diluted share) for stock-based compensation related to the company’s initial public offering and related internal restructuring in 2005. The company also recognized $2.1 million of after tax expense ($0.03 per diluted share) during the most recent quarter for employee stock-based awards as required under SFAS No. 123R, which the company adopted at the beginning of 2006.
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By comparison, in the second quarter of 2005 Alpha recorded net income of $26.4 million ($0.43 per diluted share) including a charge for IPO-related stock-based compensation of $3.4 million after tax ($0.05 per diluted share). In the second quarter of 2005, Alpha also recorded an after-tax gain of $0.5 million ($0.01 per diluted share) from the sale of the NKC mining assets in Colorado that occurred in April 2005.
Earnings before interest, income taxes, depreciation, depletion and amortization (EBITDA) totaled $76.6 million in the most recent quarter, including $3.2 million in stock-based compensation charges related to Alpha’s 2005 IPO and a $2.9 million charge for employee-based stock award expense. In the same period in 2005, EBITDA was $56.7 million, including $3.4 million of stock-based compensation expense related to the IPO. The definition of EBITDA and a reconciliation to GAAP net income is provided in a table included with the accompanying financial schedules.
Depreciation, depletion and amortization (DD&A) in the most recent quarter totaled $34.2 million, compared with $15.1 million in the second quarter of 2005. Nearly all of the increase was attributable to the Nicewonder assets that Alpha acquired last October from the Nicewonder group, which now operate as Callaway Natural Resources. Results for the quarter ended June 30, 2006 include contributions from Callaway and the Progress Energy operations acquired on May 1, 2006.
Second-Quarter Operating Highlights
Alpha produced 6.4 million tons of coal from company and contractor-operated mines in the second quarter of this year, 24 percent more than the comparable quarter last year reflecting mostly added production from acquisitions. With greater output from Alpha captive mines, outside coal purchases were reduced to 1.0 million tons in the most recent quarter, a 35 percent decline from the prior year.
Total coal sales volumes of 7.5 million tons in the most recent quarter compared with 6.7 million tons in the same period a year ago. Alpha’s average net realized price per ton rose 8 percent to $58.52 for the quarter ended June 30, 2006, compared with $54.42 for the same period in 2005. The OTC mark-to-market adjustment recorded in the second quarter of 2006 added $0.79 to per-ton realizations.
Alpha’s average cost of coal sales per ton in the three months ended June 30, 2006 was $46.32, representing the second consecutive quarter in which overall unit costs have declined. Average cost of coal sales in the first quarter of 2006 was $46.46 and $47.14 in the fourth quarter of 2005. The OTC mark-to-market adjustment recorded in the second quarter of 2006 added $0.21 to per-ton cost of coal sales.
Alpha’s coal margin per ton during the second quarter of 2006 was $12.20, compared with $10.55 in the comparable period of 2005, an increase of 16 percent. Excluding $0.58 per ton of added margin from the OTC adjustment for the most recent quarter, Alpha’s per-ton margin was up 10 percent quarter-over-quarter.
“Our strategy has been to increase the proportion of lower-cost captive production in our sales
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mix—particularly production from surface mines—while closely managing outside purchases to match market conditions, and this strategy is working,” said Quillen.
Final production and sales highlights for the second quarter and year-to-date are as follows:
Production and Sales Data
(in thousands, except per-ton amounts)

			%			%
	Q2-06	Q2-05	Change	YTD-06	YTD-05	Change
Production
Produced/processed	6,420	5,165	24%	12,688	10,038	26%
Purchased	963	1,480	-35%	2,078	2,670	-22%

Total	7,383	6,645	11%	14,766	12,708	16%

Tons sold
Steam	4,892	3,906	25%	9,247	7,111	30%
Metallurgical	2,567	2,785	-8%	5,336	5,112	4%

Total	7,459	6,691	11%	14,583	12,223	19%

Coal sales realization/ton
Steam	$50.16	$40.97	22%	$49.62	$39.01	27%
Metallurgical	$74.44	$73.29	2%	$75.36	$70.37	7%

Total	$58.52	$54.42	8%	$59.04	$52.13	13%

Cost of coal sales/ton [1]
Alpha mines	$42.63	$36.65	16%	$41.57	$35.65	17%
Contract mines [2]	$53.40	$53.12	1%	$53.18	$50.14	6%

Total produced and processed	$44.39	$40.40	10%	$43.48	$38.78	12%
Purchased	$57.82	$56.46	2%	$62.27	$58.09	7%

Total	$46.32	$43.87	6%	$46.38	$42.52	9%

Coal margin/ton	$12.20	$10.55	16%	$12.65	$9.61	32%

(1)	Excludes DD&A

(2)	Includes coal purchased and processed at our plants prior to resale
Financial and Operating Highlights – Year-to-Date
For the first half of 2006, Alpha’s revenues totaled $978.0 million, a 34 percent increase from $729.8 million of revenue in the first half of 2005. Revenues from coal sales were $860.9 million for the first six months of this year, up 35 percent from last year.
Net income for the first half of 2006 of $50.3 million included $6.4 million of IPO-related stock-based compensation expense, after tax. This compares with $0.6 million earned in the first half of
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last year, when the company recorded $38.0 million in charges, after tax, from IPO-related stock compensation expense.
EBITDA in the first half of 2006 was $157.2 million ($163.6 million excluding stock-based compensation costs related to the IPO). This compares with EBITDA, as adjusted, of $56.8 million in the first half of 2005 ($96.5 million excluding stock-based compensation costs related to the IPO).
Company produced and processed coal volumes of 12.7 million tons were 26 percent higher than the first half of 2005, with 40 percent of production coming from surface mines and 60 percent from underground mines. Excluding acquisitions, production from ongoing operations during the first half of 2006 were 3 percent higher than last year. With higher internal mine production and added output from acquisitions, purchased coal volumes in the first half of 2006 were reduced by 22 percent compared with last year.
Metallurgical and steam coal sales volumes were 19 percent higher than last year, and the company’s average coal margin per ton rose 32 percent in the first half of 2006 compared with last year, as gains in pricing outstripped inflation in cost of coal sales.
Conference Call Replay Extended
On, August 1, 2006 Alpha management held a conference call to discuss the company’s preliminary second-quarter results, general performance and outlook. A replay of the call will be accessible through the Internet or by phone for an extended period. The replay is available through August 31 on the company’s web site (www.alphanr.com), or can be accessed by phone by dialing 800-642-1687 (toll-free) or 706-645-9291 and entering pass code 3216987. Alpha does not intend to hold a conference call following this press release. Analysts and investors are welcome to address any questions they may have to Alpha Investor Relations at (276) 623-2920.
About Alpha Natural Resources
Alpha Natural Resources is a leading producer of high-quality Appalachian coal. Including the newly acquired Progress operations, approximately 91 percent of the company’s reserve base is high Btu coal and 84 percent is low sulfur, qualities that are in high demand among electric utilities which use steam coal. Alpha is also one of the nation’s largest producers and exporters of metallurgical coal, a key ingredient in steel manufacturing. Alpha and its subsidiaries currently operate mining complexes in four states, consisting of 67 mines feeding 12 coal preparation and blending plants. The company and its subsidiaries employ more than 3,700 people.
ANRG
Forward Looking Statements
Certain statements in this news release are forward-looking statements as defined in the Private Securities Litigation
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Reform Act of 1995. Alpha Natural Resources, Inc. (“Alpha” or “the company”) uses the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “predict,” “project,” “should,” “target” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. These forward-looking statements are based on Alpha’s expectations and beliefs concerning future events affecting the company and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These factors are difficult to accurately predict and may be beyond the control of the company. The following factors are among those that may cause actual results to differ materially from our forward-looking statements: market demand for coal, electricity and steel; the company’s ability to integrate the Progress operations into Alpha’s existing operations; Alpha’s ability to maintain an adequate labor force and other employee workforce factors; weather conditions or catastrophic weather-related damage; the company’s production capabilities; the company’s relationships with, and other conditions affecting its customers; the timing of reductions or increases in customer coal inventories; long-term coal supply arrangements; environmental laws, including those directly affecting Alpha’s coal mining and production, and those affecting its customers’ coal usage; railroad, vessel and other transportation performance and costs; Alpha’s assumptions concerning economically recoverable coal reserve estimates; regulatory and court decisions; future legislation and changes in regulations or governmental policies; uncertainties of pending litigation; changes in postretirement benefit and pension obligations; and Alpha’s liquidity, results of operations and financial condition. These and other additional risk factors and uncertainties are discussed in greater detail in the company’s Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. Forward-looking statements made by the company in this news release or elsewhere speak only as of the date made. New uncertainties and risks come up from time to time, and it is impossible for the company to predict these events or how they may affect the company. The company has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date it is issued. In light of these risks and uncertainties, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this news release may not occur.
NOTES TO ACCOMPANYING CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS
Reconciliation of Non-GAAP Measures
This news release includes certain non-GAAP financial measures as defined by SEC regulations. EBITDA is a measure used by management to gauge operating performance. Alpha defines EBITDA as net income or loss plus interest expense, income taxes, and depreciation, depletion and amortization, less interest income. Management presents EBITDA as a supplemental measure of the company’s performance and debt-service capacity that may be useful to securities analysts, investors and others. EBITDA is not, however, a measure of financial performance under GAAP and should not be considered as an alternative to net income, operating income or cash flow as determined in accordance with GAAP. Moreover, EBITDA is not calculated identically by all companies. A reconciliation of these measures to the most directly comparable GAAP measures is provided in an accompanying table.
FINANCIAL TABLES FOLLOW
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ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except share and per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenues:
Coal revenues	$436,529	$364,070	$860,903	$637,204
Freight and handling revenues	50,935	48,239	97,327	79,991
Other revenues	8,217	5,327	19,761	12,596

Total revenues	495,681	417,636	977,991	729,791

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	345,505	293,493	676,391	519,777
Freight and handling costs	50,935	48,239	97,327	79,991
Cost of other revenues	5,445	4,319	13,396	10,384
Depreciation, depletion and amortization	34,207	15,075	67,841	29,245
Selling, general and administrative expenses (exclusive of depreciation and amortization shown separately above)	18,583	14,870	35,392	62,776

Total costs and expenses	454,675	375,996	890,347	702,173

Income from operations	41,006	41,640	87,644	27,618

Other income (expense):
Interest expense	(10,786)	(6,647)	(21,063)	(12,764)
Interest income	171	191	358	478
Miscellaneous income (expense), net	1,413	32	1,696	(9)

Total other income (expense), net	(9,202)	(6,424)	(19,009)	(12,295)

Income from continuing operations before income taxes and minority interest	31,804	35,216	68,635	15,323
Income tax expense	8,676	9,089	18,296	11,599
Minority interest	—	—	—	2,918

Income from continuing operations	23,128	26,127	50,339	806

Discontinued operations:
Income (loss) from discontinued operations before income taxes and minority interest	—	359	—	(379)
Income tax (benefit)	—	93	—	(93)
Minority interest	—	—	—	(72)

Income (loss) from discontinued operations	—	266	—	(214)

Net income	$23,128	$26,393	$50,339	$592

Net income per basic share, as adjusted in 2005
Income from continuing operations	$0.36	0.43	$0.79	0.01
Loss from discontinued operations	—	—	—	—

Net income per basic share	$0.36	$0.43	$0.79	$0.01

Weighted average shares-basic	64,012,586	61,091,806	63,907,353	50,220,404

Net income per diluted share, as adjusted in 2005
Income from continuing operations	$0.36	$0.43	$0.79	$0.01
Loss from discontinued operations	—	—	—	—

Net income per diluted share	$0.36	$0.43	$0.79	$0.01

Weighted average shares-diluted	64,194,739	61,562,973	64,058,463	50,439,011

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except share and per share amounts)

	June 30,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$4,800	39,622
Trade accounts receivable, net	160,117	147,961
Notes and other receivables	3,692	10,330
Inventories	84,859	84,885
Prepaid expenses and other current assets	38,788	36,117

Total current assets	292,256	318,915

Property, plant, and equipment, net	649,769	582,750
Goodwill	18,641	18,641
Other intangibles, net	9,193	11,014
Deferred income taxes	39,863	38,967
Other assets	43,770	43,371

Total assets	$1,053,492	1,013,658

Liabilities and Stockholders’ Equity

Current liabilities:
Current portion of long-term debt	$3,224	3,242
Notes payable	8,783	59,014
Bank overdraft	14,416	17,065
Trade accounts payable	79,611	99,746
Deferred income taxes	12,575	11,243
Accrued expenses and other current liabilities	88,500	93,531

Total current liabilities	207,109	283,841

Long-term debt, net of current portion	452,369	423,547
Workers’ compensation benefits	6,516	5,901
Postretirement medical benefits	28,874	24,461
Asset retirement obligation	55,389	46,296
Deferred gains on sale of property interests	5,274	5,762
Other liabilities	24,484	11,085

Total liabilities	780,015	800,893

Stockholders’ equity
Preferred stock — par value $0.01, 10,000,000 shares authorized, none issued	—	—
Common stock — par value $0.01, 100,000,000 shares authorized, 64,995,357 and 64,420,414 shares issued and outstanding	650	644
Additional paid-in capital	204,500	193,608
Accumulated other comprehensive loss	(525)	—
Retained earnings	68,852	18,513

Total stockholders’ equity	273,477	212,765

Total liabilities and stockholders’ equity	$1,053,492	1,013,658

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Six months ended
	June 30,
	2006	2005
Operating activities:
Net income	$50,339	592
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	67,841	29,528
Amortization of debt issuance costs	1,132	875
Accretion of asset retirement obligation	2,246	1,631
Virginia tax credit	—	(343)
Stock-based compensation — non-cash	9,945	32,312
Minority interest	—	2,846
Deferred income taxes	5,274	1,588
Other non-cash items	131	(792)
Changes in operating assets and liabilities	(36,481)	(69,657)

Net cash provided by (used in) operating activities	100,427	(1,420)

Investing activities:
Capital expenditures	$(84,000)	(66,521)
Proceeds from disposition of property, plant, and equipment	264	5,148
Purchase of acquired companies	(28,273)	(389)
Payment of additional consideration on prior acquisition	—	(5,000)
Investment in and advances to investee	(107)	(654)
Collections on note receivable from coal supplier	3,000	2,612

Net cash used in investing activities	(109,116)	(64,804)

Financing activities:
Repayments of notes payable	(50,232)	(8,230)
Proceeds from issuance of long-term debt	200,000	70,000
Repayments on long-term debt	(171,806)	(944)
Increase in bank overdraft	(2,649)	8,239
Proceeds from initial public offering, net of offering costs	—	598,066
Repayment of restructuring notes payable	—	(517,692)
Distributions to prior members of ANR Holdings, LLC subsequent to Internal Restructuring	(2,400)	(72,335)
Distributions to prior members of ANR Holdings, LLC prior to Internal Restructuring	—	(7,732)
Debt issuance costs	—	(422)
Proceeds from exercise of stock options	954	—

Net cash provided by (used in) financing activities	(26,133)	68,950

Net increase (decrease) in cash and cash equivalents	(34,822)	2,726
Cash and cash equivalents at beginning of period	39,622	7,391

Cash and cash equivalents at end of period	$4,800	10,117

The following table reconciles EBITDA and EBITDA, as adjusted, to net income, the most directly comparable
GAAP measure:

	Quarter ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
	(In thousands)		(In thousands)
Net income	$23,128	26,127	$50,339	806
Interest expense	10,786	6,647	21,063	12,764
Interest income	(171)	(191)	(358)	(478)
Income tax expense	8,676	9,089	18,296	11,599
Depreciation, depletion and amortization	34,207	15,075	67,841	29,245

EBITDA	76,626	56,747	157,181	53,936

Minority interest	—	—	—	2,918

EBITDA, as adjusted	$76,626	56,747	$157,181	56,854